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                                                                 EXHIBIT 99.7



March 20, 1997

Bankers Trust Company
4 Albany Street
10th floor
New York, NY  10006

                       AT&T UNIVERSAL CARD SERVICES CORP.

                  The undersigned, a duly authorized representative of AT&T Universal Card Services Corp., as Servicer ("UCS"), pursuant to the Pooling and Servicing Agreement dated as of August 1, 1995 (as amended and supplemented, the "Agreement"), among AT&T Universal Funding Corp., as Transferor, UCS, and Bankers Trust Company, as Trustee, does hereby certify that:

                  1. UCS is, as of the date hereof, the Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

                  2. The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Trustee.

                  3. A review of the activities of the Servicer during the year ended December 31, 1996, and of its performance under the Agreement was conducted under my supervision.

                  4. Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing.

                  IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of the date first written above.

                                           AT&T UNIVERSAL CARD SERVICES CORP.,
                                                Servicer,


                                           By       /s/ Robert A. Miller
                                             ---------------------------
                                                    Robert A. Miller
                                                    Vice President of Finance